                                                                   Exhibit (2.1)




                          ASSET  PURCHASE  AGREEMENT

                                    between

                                OAK BROOK BANK

                                      and

                            MBNA AMERICA BANK, N.A.


                                 June 10, 1997

                          ASSET  PURCHASE  AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 10th day of June, 1997, by and between MBNA AMERICA BANK, N.A., a national banking association located at 400 Christiana Road, Newark, Delaware 19713 ("Purchaser"), and OAK BROOK BANK, an Illinois banking corporation located at 1400 16th Street, Oak Brook, Illinois 60521 ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller presently owns certain open-end, unsecured credit card accounts, contract rights and receivables, together with certain related personal property; and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's right, title and interest in and to certain of those credit card accounts, contract rights, receivables and related personal property as set forth in Section 2.2, and agrees to assume certain liabilities of Seller, upon the terms and conditions set forth herein; and

     WHEREAS, Seller has agreed to service these credit card accounts on behalf of Purchaser during the Interim Servicing Period (as hereinafter defined) pursuant to the terms and conditions of that certain Interim Servicing Agreement (as hereinafter defined).

     NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

     Certain Definitions. In addition to the other capitalized terms specifically defined herein, for the purposes of this Agreement, the following capitalized terms shall mean the following:

     "Account" means all of Seller's MasterCard (whether standard, classic or gold, inclusive of student credit card accounts) credit card accounts which: (i) are governed by a Card Agreement set out in Exhibit 3.1E attached hereto; and
(ii) were present on the initial masterfile tape, the settlement tape, the embossing tape and the conversion tapes and transmissions provided by Seller to Purchaser, except for any account which as of the Cut-off Time: (a) an Obligor has filed or has had filed against such Obligor, proceedings in bankruptcy, trusteeship, or receivership; (b) an Obligor is participating in any consumer credit counseling program; (c) an Obligor is three or more cycles delinquent as such cycles are set forth on Exhibit 1A or should have been in said delinquency cycles in accordance with Seller's Policies and Procedures; (d) fraud or unauthorized use has occurred; (e) has a lost or stolen Card; (f) is secured by any collateral whatsoever; (g) is charged-off; (h) is not in the name of a living individual and no other individual is contractually obligated for the payment thereof; (i) has a FDR status "C", "A", "F" or "E" or should have had one of said FDR statuses in accordance with Seller's Policies and Procedures and has a balance equal to or less than $0.00; (j) is the subject of a legal proceeding; (k) whose repayment schedule has been altered to a fixed payment amount or subject to a reduced interest rate pursuant to a settlement;
(l) is a Cost Center Card; or (m) has been securitized or for which a UCC-1 filing has been made which has not been released by a UCC-3 filing.

  "Agent Bank Agreement" means that agreement entered into prior to or as of the Closing Date by and between Seller and Purchaser pursuant to which Purchaser markets and issues credit cards for Seller to Seller's customers.

  "Agreement" means this Asset Purchase Agreement, together with all schedules, exhibits, supplements and documents that are attached hereto or incorporated herein by reference.

  "Assets" means the assets of the Business to be acquired by Purchaser as set forth in Section 2.2(A) hereof.

  "Audited Closing Payment" means the payment set forth on the last line of the Audited Closing Statement reflecting the difference between the Preliminary Purchase Price and the Closing Purchase Price.

  "Benefits Agreements" means all agreements with third-party vendors who provide benefits and services through direct arrangement with Seller in connection with the Accounts, including without limitation MasterCard, any provider of credit insurance, travel accident insurance or credit card registration services. It shall not include services offered through direct arrangement with Cardholders, such as merchandising inserts.

  "Books and Records" means all books, records, manuals, documents, materials and other information related to the conduct of the Business and necessary for the ongoing operations of the Business, in paper, electronic or other form in which they are maintained by Seller, and with respect to each Cardholder, the Card Application, the Card Agreement, any correspondence from or to such Cardholder, and any and all other documents or other materials specifically relating to such Cardholder's Account in the possession of Seller or Seller's Card Processor.

  "Business" means the following: (a) with respect to Seller, the business conducted by Seller of issuing, servicing, maintaining and promoting the use of Cards and owning the Accounts on or before the Cut-off Time; and (b) with respect to Purchaser, the business to be conducted with the use of the Assets by Purchaser of issuing, servicing, maintaining and promoting the use of Cards and owning the Accounts after the Cut-off Time.

  "Business Account" means a credit card account for which the Obligor is a sole proprietorship or a business entity other than Seller, an Account that is established on Seller's Card Processor's system as a business credit card account or an Account that is used predominantly for business purposes by the Obligor and such use is known by Seller.

  "Card" means an open-end unsecured credit card issued by Seller to a Cardholder pursuant to a Card Agreement.

  "Card Agreement" means the written agreement entered into by and between Seller and Cardholder pursuant to which a Card has been issued and setting forth the terms and conditions for use of the related Card.

  "Card Application" means the signed original or conformed copy
(e.g., microfilm/microfiche) application, or in the case where any application was made by telephone, the telesales representative's documentation, whereby a Person applied for a Card.

  "Card Income" means the aggregate sum of all cash and retail fees, periodic rate interest income, interchange income, annual fees, and all other account fees generated by the Accounts.

  "Card Marks" means the trade names, service marks, trademarks and logos used by Seller in connection with the Business.

  "Cardholder" means any Obligor who has been issued a Card.

  "Cardholder List" means the names, addresses and, if available, phone numbers of all Cardholders as shown on the Books and Records.

  "Closing" means the execution (as necessary) and delivery of all documents, certificates, resolutions, assignments, property and funds as contemplated by this Agreement.

  "Closing Audit" means the audit of the Closing Statement, conducted pursuant to Section 2.3(D) hereof.

  "Closing Date" means June 30, 1997 or such other date as the parties may mutually agree.

  "Closing Payment" means the payment set forth on the last line of the Closing Statement reflecting the difference between the Preliminary Purchase Price and the Closing Purchase Price.

  "Closing Purchase Price" means the total purchase price to be paid for the Assets as adjusted and as set forth in the Closing Statement or Audited Closing Statement as defined in Section 2.3(D)(iii) of this Agreement.

  "Closing Statement" means a statement, in the form set forth in Exhibit 2.3C, attached hereto, which sets forth the calculation of the Closing Payment.

  "Confidentiality Agreement" means that certain confidentiality agreement by and between Seller and Purchaser dated as of March 6, 1997.

  "Conversion Date" means the date (as set forth in the Interim Servicing Agreement) on which the processing of the Accounts is transferred from Seller's Card Processor to Purchaser's Card Processor.

  "Cost Center Card" means an Account for which Seller or any affiliate of the Seller is the Obligor.

  "Cut-off Time" means 11:59:59 p.m., local Chicago time, on the day immediately preceding the Closing Date, by which time all file maintenance and Account servicing shall have been performed by Seller in accordance with past custom and practice for the day immediately preceding the Closing Date.

  "Endorsement Agreement" means the agreement between Seller and any entity pursuant to which Seller markets and issues Cards with such entity's endorsement to individuals within the United States, whether or not such agreement is currently in effect, including, but not limited to, the entities listed on Schedule A.

  "File" means, with respect to each Cardholder, all information, comments, documents and any correspondence from or to such Cardholder, and shall include, without limitation, the original, conformed or copy of Card Application, Card Agreement relating to such Cardholder's Account and statement fiche.

  "Good Standing" means an Account that is open and that is (i) not 2 or more payments past due; (ii) is not a bankrupt account; (iii) is not charged-off or
(iv) is not overlimit by more than ten percent, all four of which shall be determined by Purchaser in accordance with its policies and procedures and may be changed if such change is also made and applied to a majority of Purchaser's entire credit card portfolio.

  "Interchange Fees" means the fees paid in connection with the exchange of Card transactions between MasterCard members pursuant to MasterCard's operating rules and regulations.

  "Interim Closing Payment" means the payment representing any undisputed amounts comprising the difference between the Preliminary Purchase Price shown on the Preliminary Closing Statement and the Closing Purchase Price shown on the Closing Statement.

  "Interim Servicing Agreement" means the Interim Servicing Agreement entered into as of this date by and between Seller and Purchaser and providing for the servicing of the Accounts by Seller during the Interim Servicing Period, attached hereto as Exhibit 1.

  "Interim Servicing Period" means the period beginning as of the Closing Date and continuing until the Conversion Date.

  "Liens" means any and all debts, liens, options, security interests, rights of first refusal, claims, encumbrances or any other liabilities or restrictions of every nature, kind and description whatsoever.

  "MasterCard" means MasterCard International, Inc.

  "Obligor" means, and shall only include with respect to any Account, any Person obligated to make payments with respect to such Account, including any guarantor thereof.

  "Payments" means the Preliminary Purchase Price, the payments pursuant to
Section 2.3A(ii), the Closing Payment, any Interim Closing Payment, and any Audited Closing Payment.

  "Person" means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

  "Preliminary Purchase Price" means the payment initially paid for the sale of all of the Assets based on the Preliminary Closing Statement to be made by Purchaser to Seller on the Closing Date, as set forth on the last line of the Preliminary Closing Statement.

  "Preliminary Closing Statement" means a statement, in a form substantially similar in all material respects to the form set forth in Exhibit 2.3B attached hereto, setting forth the calculation of the Preliminary Purchase Price.

  "Purchaser's Card Processor" means MBNA Information Services, Inc.

  "Receivable" means any amount owing by an Obligor under any Account including, without limitation, any amounts owing for the payment of goods and services, cash advance fees, cash advances, access check fees, annual membership fees, accrued and billed interest, finance charges, late charges and any other fee, expense or charge of every nature, kind and description whatsoever, less any amount owed by Seller to the Obligor as a credit balance.

  "Requirements of Law" with respect to any Person means any certificate of incorporation, articles of association, by-laws or other organizational or governing documents of such Person, and any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county, local or otherwise (including, without limitation, usury laws, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the National Bank Act and Regulations B, E, and Z of the Board of Governors of the Federal Reserve System).

  "Restricted Period" means the shorter of (i) a five (5) year period immediately following the Cut-off Time or (ii) the period between the Cut-off Time and the termination of the Agent Bank Agreement pursuant to Seller's option to terminate if Seller merges into, or is acquired by, another entity or acquires another financial entity and, afterwards, the Card Marks are no longer used.

  "Seller's Card Processor" means First Data Resource, Inc. ("FDR").

  "Seller's Policies and Procedures" means Seller's policies and normal, day-to-day operating procedures and financial accounting guidelines for the conduct of the Business as existing as of the Closing Date.

  "Tax" means any federal, state or local tax of the United States or of any state, including without limitation any income tax, franchise tax, real or personal property tax, employment tax, sales and use tax, vault tax and any interest and penalties thereon (including, without limitation, those levied on any failure to make appropriate withholdings), but not including any tax that is levied on this transaction or chargeable on this Agreement or any documents or instruments required to be executed hereunder or pursuant hereto.

  "Valuation Date" means a date mutually agreed upon by the parties which is no more than three (3) business days prior to the Closing Date.

ARTICLE II.  Purchase of Assets; Assumption of Liabilities

2.1 Schedule of Accounts. On the Closing Date or such other date as mutually determined by Purchaser and Seller, the Seller shall deliver to the Purchaser an
Exhibit 2.1 reflecting all Accounts. Exhibit 2.1 shall, with respect to each Account, contain the information set forth in Section 3.1(C).


2.2  Purchase of Assets.

  (A) On the Closing Date and subject to all of the terms and conditions set forth herein, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller's right, title and interest in and to the following: (i) all Accounts; (ii) all Receivables;
(iii)any and all rights to receive payment for accrued but not yet billed interest, fees and other charges on the Accounts relating to any period following the Cut-off Time; (iv) any and all periodic statements, plastics, applications, and other supplies held in inventory by Seller which relate to the Accounts; (v) any and all applications for Cards for which no credit decision has been communicated to an applicant; (vi) the pro-rata portion of any annual fee associated with the Accounts relating to any period following the Cut-off Time; (vii) all Cards; (viii) the Cardholder List; (ix) all Interchange Fees earned after the Cut-off Time; (x) all of the Books and Records; (xi) the ICA numbers listed on Schedule B; and (xii) any other rights or assets solely and directly relating to the foregoing; provided, however, that in no event shall the foregoing clause (xii) expand the nature of the previously listed assets (collectively, the "Assets").

  (B) All assets of Seller not specifically listed or included in Section 2.2(A) hereof shall remain the property of Seller. Without limitation, Seller shall retain all right, title and interest in and to all of those MasterCard Card accounts which do not qualify as an Account.

2.3  Purchase Price.

  (A)(i) Computation. The total Preliminary Purchase Price shall consist of the sum of the following:

          (a) 1.00 multiplied by the total amount of Receivables as of the Valuation Date; plus
          (b) eleven million five hundred thousand dollars ($11,500,000); plus
          (c) the accrued but not yet billed interest, fees and other charges on the Accounts relating to any period prior to the Cut-off Time; and minus
          (d) the pro rata portion of any annual fee relating to any period following the Cut-off Time.

  (ii) The remaining Purchase Price shall be paid by Purchaser following the Closing Date as follows. For the five (5) year period commencing on the Closing Date and ending on the fifth anniversary date of the Closing Date (each such year referred to as a "Year"), and subject to the payment limitation set forth below, Purchaser shall pay to Seller, on a quarterly basis, twenty-five percent (25%) of the Card Income received by Purchaser arising from the Accounts that are in Good Standing during the preceding calendar quarter. Purchaser shall pay Seller such amounts due for the preceding calendar quarter on or before the forty-fifth (45th) day following the end of such calendar quarter. If the forty-fifth (45th) day falls on a Saturday, Sunday or bank holiday, the payment shall be made on the preceding business day. The payment shall be made by wire transfer or electronically for receipt by Seller no later than 1:00 p.m., local Chicago time, on the date due to an account previously instructed in writing by Seller. Notwithstanding anything in this Section 2.3(A)(ii), Section 2.3(A)(iii), or the Agent Bank Agreement to the contrary, Seller and Purchaser acknowledge and agree that this Section 2.3(A)(ii) does not obligate Purchaser to pay Seller, and Seller is not entitled to any, more than nine hundred thousand dollars ($900,000.00) in any one Year.

  (iii) Notwithstanding anything to the contrary herein or in the Agent Bank Agreement, the termination of the Agent Bank Agreement shall not terminate Purchaser's obligation to make the payments set forth in Section 2.3(A)(ii); provided however, if the Agent Bank Agreement is terminated for any of the reasons set forth in the next sentence ("Agent Bank Agreement Terminations"), Purchaser may, at its option, (a) continue to make the quarterly payments for the five (5) year period as set forth in Section 2.3(A)(ii) or (b) pay Seller, at the time of the termination of the Agent Bank Agreement, a lump sum payment equal to the aggregate of the sum of Purchaser's remaining payments for the five (5) year period based on a maximum payment for any full Year equal to $900,000 discounted in consideration of the early payment (at a rate of six percent (6%)) per annum) and less any Card Income previously paid to Seller for the Year in which the termination occurs. For purposes of this Agreement, Agent Bank Agreement Terminations shall mean: (i) the termination of the Agent Bank Agreement, without penalty and at Seller's option, as a result of the acquisition of Seller or the merger with or consolidation of Seller with another financial institution or such financial institution's holding company ("Sale Transaction"), if subsequent to such Sale Transaction the Card Marks are no longer used; or (ii) the termination of the Agent Bank Agreement, without penalty and at Purchaser's option, if Seller or Seller's holding company is acquired by or merged or consolidated into another issuer or provider of Cards or an affiliate of such issuer or provider of Cards.

  (iv) Upon the written request of Seller, but no more frequently than one (1) request in any twelve (12) month period, Purchaser shall provide Seller with system reports generated by Purchaser containing all the information which both (i) formed the basis of Purchaser 's calculation of the payments due Seller pursuant to the above Section 2.3(A)(ii) since the last request was made or, if no previous request was made hereunder, for the last four (4) payment calculations performed by Purchaser, and (ii) may be disclosed by Purchaser without violating any legal rights of any third party or obligation of Purchaser. Such reports shall be certified by an officer of Purchaser as to their accuracy; provided, however, that the reports shall be certified as to their accuracy by the nationally recognized independent certified public accountants then being utilized by Purchaser, at Seller's expense, if Seller so requests such accountants' certification in its written request(s) for the generation of such reports hereunder.

  (B) Preliminary Closing Statement. On the Closing Date, Seller shall prepare a Preliminary Closing Statement setting forth the calculation of the Preliminary Purchase Price. The form of Preliminary Closing Statement is attached hereto as
Exhibit 2.3B.

  Preliminary Purchase Price. The Preliminary Purchase Price shall be paid by Purchaser on the Closing Date by a wire transfer to an account designated in writing by Seller at least three (3) business days prior to the Closing Date. Purchaser shall try to make such wire transfer no later than 1:00 p.m., local Chicago time, provided Seller has provided Purchaser with the Preliminary Closing Statement by 9:00 a.m., local Chicago time, and said Preliminary Closing Statement has been mutually agreed to.

  (C) Closing Statement. No later than sixty (60) days after the Closing Date, Purchaser shall conduct and complete a post-Closing audit of the Accounts and Receivables (the "Post-Closing Audit") and prepare a statement, the form of which is attached as Exhibit 2.3C. The Closing Statement shall set forth the Closing Purchase Price and shall describe any adjustments to the Preliminary Purchase Price which reflect the difference between (i) the actual aggregate face value of the Receivables, the accrued but not yet billed interest, fees and other charges on the Accounts related to any period prior to the Cut-off Time and Purchaser's pro rata portion of any annual fee, all as determined by the Purchaser in the Post-Closing Audit, as of the Cut-off Time and (ii) the face value of the Receivables, Purchaser's pro rata portion of any annual fee as of the Valuation Date and the accrued but not yet billed interest, fees and other charges on the Accounts related to any period prior to the Cut-off Time as of the Valuation Date, as reflected on the Books and Records of Seller's Card Processor, and upon which the calculation of the Preliminary Purchase Price was based pursuant to Section 2.3 (A) hereof.

  (D)  Closing Audit.

  (i) Closing Payment. If within fifteen (15) days after Seller's receipt of the Closing Statement, Purchaser and Seller mutually agree on each line item in the Closing Statement, then: (a) if the Preliminary Purchase Price shown on the Preliminary Closing Statement is less than the Closing Purchase Price shown on the Closing Statement, Purchaser shall pay to Seller the Closing Payment plus interest calculated at the federal funds rate from the Closing Date to the date the Closing Payment is made; or (b) if the Preliminary Purchase Price shown on the Preliminary Closing Statement is greater than the Closing Purchase Price shown on the Closing Statement, Seller shall pay to Purchaser the Closing Payment plus interest calculated at the federal funds rate from the Closing Date to the date the Closing Payment is made. The payment required under this paragraph shall be made no later than fifteen (15) days after Seller's receipt of the Closing Statement and in no event later than five (5) business days after the parties agree upon the Closing Statement.

  (ii) Interim Closing Payment. If within fifteen (15) days after Seller's receipt of the Closing Statement, Purchaser and Seller do not mutually agree upon the correct amounts for all line items in the Closing Statement then Seller shall, within said 15 day period, notify Purchaser in writing of all line items still in dispute. Upon such notification to Purchaser that certain items remain in dispute, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, in either case, within five (5) days of such notice, the Interim Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Interim Closing Payment is made.

  (iii) Audited Closing Statement. Purchaser and Seller shall in good faith work to resolve the disputed Closing Statement items. If such items are not resolved within fifteen (15) days after Seller's notice to Purchaser that some line items remain in dispute, either party shall contract with and retain a major national accounting firm that is acceptable to both parties to audit the line items in dispute on the Closing Statement and any other items that must be reviewed to resolve the dispute. The cost of such audit and the preparation of the Audited Closing Statement shall be shared equally between the Purchaser and the Seller. Except as otherwise provided in this Agreement, the "Audited Closing Statement" prepared by such accounting firm shall be final, conclusive and binding on the parties for matters covered thereby and a judgment may be entered thereon. The Audited Closing Statement shall be delivered by such accounting firm no later than ten (10) days after such firm is retained and in a form substantially similar to the Closing Statement, except that it will reflect the payment of any Interim Closing Payment.

          (iv) Audited Closing Payment. If an Audited Closing Statement is prepared, then: (a) if the Preliminary Purchase Price, adjusted if applicable by any Interim Closing Payment made, is less than the Closing Purchase Price shown on the Audited Closing Statement, Purchaser shall pay to Seller the Audited Closing Payment plus interest calculated at the federal funds rate from the Closing Date to the date the Audited Closing Payment is made; or (b) if the Preliminary Purchase Price, adjusted if applicable by any Interim Closing Payment made, is greater than the Closing Purchase Price shown on the Audited Closing Statement, Seller shall pay to Purchaser the Audited Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Audited Closing Payment is made. The Audited Closing Payment shall be made no later than the next business day after receipt of the Audited Closing Statement.

          (v) Purchaser shall try to make all Payments to be made to Seller in this Section 2.3 by wire transfer for receipt by Seller no later than 1:00 p.m., local Chicago time, on the date due to an account designated in writing by Seller. In the event any such payment is due and payable on a Saturday, Sunday or bank holiday, such payment shall be due and owing as of the preceding business day.

     (E) Fee Prorations. Any fees payable to MasterCard with respect to the Business shall be prorated between the parties for Seller's account through the Cut-off Time and for Purchaser's account after the Cut-off Time. To the extent possible, such prorations shall be made as soon as possible after the Closing Date in accordance with adjustment procedures set forth in Section 2.6(C).


2.4  Assumption of Liabilities.

     (A) Except as otherwise expressly set forth herein or in the Interim Servicing Agreement, on the Closing Date, Purchaser shall assume and, thereafter, discharge fully only the following liabilities of Seller to be performed after the Cut-off Time: (i) all expenses directly related to the Accounts and activity thereon and all obligations to Cardholders, inclusive of obligations arising under the Endorsement Agreements with the entities listed on Schedule A, arising after the Cut-off Time; and (ii) subject to the prorations of fees set forth in Section 2.3(E) hereof, all fees, normal operating assessments and other charges of MasterCard arising after the Cut-off Time, except for those charges: (a) arising from Seller's violation on or before the Cut-off Time of any operating regulation of MasterCard; or (b) arising from or relating to any special assessments with respect to periods up to and including the Cut-off Time. Purchaser shall not assume any liability, commitment, or any other obligation of Seller, whether absolute, contingent, or otherwise known or unknown of any nature, kind or description whatsoever, arising from or related to the operation of the Seller's Business prior to the Cut-off Time other than assuming the Endorsement Agreements with the entities listed on Schedule A, all in accordance with the terms and conditions in an Assignment and Assumption Agreement, referred to in Section 7.1(F) and mutually agreed upon by the Purchaser and Seller.

     (B) Seller agrees that: (i) it shall be solely responsible for any draft retrievals, chargebacks, representments or incorrectly posted transactions with respect to Account transactions bearing Seller's ICA (as hereinafter defined) number through the Cut-off Time; (ii) it shall be responsible for promptly processing any draft retrievals, chargebacks, representments or incorrectly posted transactions with respect to Account transactions bearing Seller's ICA (as hereinafter defined) number through the Conversion Date; (iii) it shall provide Purchaser with assistance, as required in this Agreement or the Interim Servicing Agreement, in handling any draft retrievals, chargebacks, representments, incorrectly posted transactions or any information related to said matters with respect to Account transactions bearing Seller's ICA number that occur after the Conversion Date; and (iv) it will be responsible for all expenses related to the Accounts and activity thereon prior to the Cut-off Time, including but not limited to, the processing and other fees of Seller's Card Processor. Seller will be responsible for all expenses charged by Seller's Card Processor for the Closing and for the conversion of the Accounts from Seller's Card Processor to the Purchaser's Card Processor, including, but not limited to, the cost of all electronic transmissions and back-up tapes. Purchaser shall have no responsibility for any such Closing or conversion expenses or for any penalties, termination fees, or similar expenses payable because of the termination of Seller's agreement with Seller's Card Processor. Purchaser will be responsible for all expenses charged by Purchaser's Card Processor for the Closing and for the conversion of the Accounts from Seller's Card Processor to the Purchaser's Card Processor. Seller will be responsible for any fees or expenses assessed to Seller or Seller's Card Processor in relation to this transaction by MasterCard. Purchaser will be responsible for any fees or expenses assessed to Purchaser or Purchaser's Card Processor in relation to this transaction by MasterCard. Subject to the foregoing and the Interim Servicing Agreement, Purchaser will assume responsibility for all expenses related to the Accounts and activity thereon arising after the Cut-off Time.

     (C) Seller shall be liable for any Tax that relates to its operation of the Business on or prior to the Cut-off Time. Purchaser shall be liable for any Tax that relates to its operation of the Business after the Cut-off Time.

2.5 Seller's Repurchase of Certain Card Accounts. In the event that: (i) an Account or Receivable related thereto purchased by Purchaser pursuant hereto should not have been so characterized as of the Closing Date, or (ii) any Account or Receivable relating thereto purchased pursuant hereto is not as represented by Seller to Purchaser as expressly set forth in this Agreement as of the Cut-off Time for reasons that existed on or before the Cut-off Time, Seller shall repurchase the Accounts and related Receivables on an aggregate basis from time to time as necessary. In such an event, Seller shall pay Purchaser on demand, the aggregate amount of such Account's Receivables as of the date of such repurchase by Seller, plus the applicable premium paid for such Account, which premium shall be equal to eleven and one-half million dollars ($11,500,000.00) multiplied by fraction, the numerator of which is the aggregate number of the Accounts to be repurchased and the denominator of which is the total number of Accounts listed on Exhibit 2.1. The parties each agree that they shall cooperate in producing a transfer document and any other related documents as the other may reasonably request under the circumstances. Seller's obligation to repurchase Accounts pursuant to this Section 2.5 shall terminate six (6) months after the Conversion Date.

2.6 Post-Closing Adjustments. For a period which shall end six (6) months from the Conversion Date, Purchaser shall, with the Seller's cooperation and assistance, determine and account to Seller for the following adjustments:

     (A) Unposted Items. Any items or transactions that affect any of the Payments, but that were unposted or unaccounted for on or before the Cut-off Time, including without limitation, cash letters in process relating to cash advances, payments in process, unidentified or unlocated items, or errors.

     (B) Changes in Characterization. Changes in the characterization of Accounts made as of or prior to the Cut-off Time or changes to the Receivables calculation and any corresponding adjustments to the Payments, based on any misclassification or mischaracterization of any Accounts or the receipt or discovery of information by Purchaser prior to or after the Cut-off Time including, without limitation: (i) any charge-offs, bankruptcies, charge-backs, fraud or deceased Cardholders which should have been identified by the Seller prior to the Cut-off Time, but were not identified thereby until after the Cut-off Time; and (ii) any other adjustments relating to an improper classification of an Account or Receivable which arise as a result of: (a) a data error which occurred on or prior to the Cut-off Time; or (b) an event, not otherwise described in (i) above, which occurred on or prior to the Cut-off Time.

     (C) MasterCard Fee Prorations. All fees, normal operating assessments and other charges imposed by MasterCard, or any portion thereof, which are attributable to Seller's activities on or prior to the Cut-off Time.

     (D) Payments Received before and after the Cut-off Time. Seller shall be entitled to retain payments on Accounts from Cardholders received and posted to the Accounts by Seller prior to the Cut-off Time. All payments received by Seller after the Cut-off Time related to the Accounts or received prior to the Cut-off Time but not posted to the Account as of the Cut-off Time shall belong to Purchaser and, during the Interim Servicing Period, shall be handled in accordance with the requirements of the Interim Servicing Agreement. Information on Cardholder Account payments received between the Seller's last file maintenance day for the Accounts prior to the Conversion Date, (which last file maintenance day is Thursday), and through the end of the Conversion Date shall be forwarded to Purchaser on the day following the Conversion Date in an electronic format. Thereafter, information on a Cardholder Account payment received by Seller shall be forwarded to Purchaser daily in an electronic format. Purchaser and Seller shall settle on all such payments through the automated clearing house system ("ACH") within forty eight (48) hours after receiving the electronic transmission from Seller and both parties agreeing upon the settlement amount. Notwithstanding the above, Purchaser and Seller agree that they shall not settle on any payment received by Seller sixty (60) days after the Conversion Date and that any such payment shall be returned to the Cardholder. All above-mentioned electronic transmissions shall include for each payment, the amount of the payment, the date the payment was received by Seller and the Account's credit card number.

ARTICLE III.  Representations and Warranties

     3.1 Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser both on the date hereof and on the Closing Date as follows:

     (A) Organization, Power and Regulatory Status. Seller is an Illinois banking corporation, validly existing and having the authority to do general banking business as provided by the Illinois Banking Act and its charter. Seller has full power and authority to (i) own and use its property and to conduct its business related to the Accounts as now being conducted and possesses all necessary licenses and permits, and (ii) enter into and carry out the terms of this Agreement and the series of transactions contemplated hereby.

     (B) Authorization, Validity and Enforceability. The execution, delivery and performance of this Agreement by Seller have all been duly authorized by all necessary corporate action and do not and will not conflict with or result in a breach or violation of Seller's charter or by-laws, any material agreement to which Seller is a party or by which it or its assets are bound or any Requirements of Law. This Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors' rights generally.

     (C) Accounts. Exhibit 2.1 is a report containing a true and complete list of all Accounts as of the Cut-off Time. With respect to each Account, Exhibit
2.1 completely and accurately describes as of the Cut-off Time: (a) the Account or control number; (b) the Account balance; (c) the date of last payment; (d) the amount of the last payment; (e) the status code; (f) the current delinquency of the Receivables, based on the applicable periods set forth in Exhibit 1A; and
(g) such other information about the Accounts and any activity related thereto that Purchaser has reasonably and timely requested of Seller. No Account has a promotional rate of less than 5.9% applicable to any balance within that Account, as of the Closing Date. No Account has a non-promotional rate lower than prime (as reported in the Money Rate Section of The Wall Street Journal) minus .25 applicable to any balance within that Account, as of the Closing Date. Each Account has fulfilled any conditions set forth in the Card Agreement required to make such Account subject to the Card Agreement. Each Account relates to the extension of credit and the advancement of monies on a revolving basis and is not secured by any collateral whatsoever. Each Account is payable in United States dollars. To the best of Seller's knowledge, each Obligor's permanent residence is in the United States. A copy of Seller's Policies and Procedures are attached hereto as Exhibit 3.1C-1. Each Business Account that is an Account is a business purpose credit account and has been treated as such by Seller, including, but not limited to, for purposes of complying with Requirements of Law. Each of the Accounts has been originated by Seller pursuant to its underwriting, creditworthiness and other similar policies and procedures as set forth in Seller's Policies and Procedures. Seller, at the time it originated each such Account, was a federally insured financial institution.
All of the interest rates, fees, costs, expenses, penalties and all other charges of every nature, kind and description whatsoever charged to or levied by Seller against the Accounts in effect as of the Cut-off Time are set forth in
Exhibit 3.1-E.

Exhibit 2.1 shall be provided to Purchaser in an electronic or magnetic format, whichever is specified by Purchaser. When a complete Exhibit 2.1 is provided to Purchaser, such Exhibit 2.1 shall be deemed automatically attached hereto.

     (D) Receivables. With respect to each and every Receivable as of the Cut-off Time: (a) such Receivable has arisen under an Account; (b) such Receivable has been originated in compliance with all Requirements of Law applicable to the Seller and pursuant to a Card Agreement; (c) Seller has good and marketable title thereto free and clear of any and all Liens; (d) such Receivable is not subject to offset, recoupment, adjustment or any other valid and cognizable claim or defense of an Obligor; (e) Seller has received or given any and all consents, licenses, approvals or authorizations of or registrations or declarations with any governmental authority of the United States or any state required to be obtained, effected or given by the Seller to originate, own and operate the Accounts; (f) each Receivable represents the legal, valid and binding payment obligation of the Obligors and is enforceable against such Obligors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors rights generally, as well as any general principles of equity which may be applicable; and (g) no Account has been securitized and any Account for which a UCC-1 filing was made has been released by a UCC-3 filing prior to the Cut-off Time.

     (E) Card Applications and Agreement. Exhibit 3.1E attached hereto is a form of the Card Application(s), or telesales application(s), along with the Card Agreements pursuant to which all Cardholders are issued a Card and are governed. The terms of such Card Applications and Card Agreements have not been impaired, waived, altered or modified in any respect except by written instruments contained in the Books and Records. Any amendments or changes in terms to the Card Agreements are included in Exhibit 3.1E. All such Card Agreements and Accounts are freely assignable by Seller, do not require the approval or consent of such Cardholder or any other party to effectuate the valid assignment of the same in favor of the Purchaser and are governed by federal law and the Seller's applicable state law. Each of the Card Agreements is legal, valid, binding and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors' rights generally, as well as any general principles of equity which may be applicable. Seller is in full compliance with all the terms and conditions thereof and has performed all of its duties thereunder; and to the best of Seller's knowledge there exists or is threatened thereunder no default, breach or other event, which with the passage of time or the giving of notice, or both, would constitute a default or breach thereunder.

     (F) Benefits Agreements. Exhibit 3.1F attached hereto, sets forth all of the Benefits Agreements (and benefits and enhancements supplied thereunder) maintained by Seller, none of which shall be binding upon Purchaser and all of which shall be maintained with respect to the Accounts at all times through the Cut-off Time and, subject to the terms of the Interim Servicing Agreement, throughout the Interim Servicing Period. The terms of each Benefits Agreement have not been impaired, waived, altered or modified in any respect except by written instruments contained in the Books and Records. To the best of Seller's knowledge, each of the Benefits Agreements is legal, valid and binding and in full force and is enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors' rights generally. Seller is in full compliance with all the terms and conditions thereof; and to the best of Seller's knowledge, there exists or is threatened thereunder no default, breach or other event which with the passage of time or the giving of notice, or both, would constitute a default or breach thereunder.

     (G) Servicing of Accounts. To the best of Seller's knowledge, all Accounts have been properly accounted for and all payments or monies received by Seller with respect to the payment of any Receivable have been properly applied. Each Account has been properly maintained and serviced in all respects solely by Seller or Seller's Card Processor in full accordance with the applicable Card Agreement, Endorsement Agreements, Seller's Policies and Procedures and (to the best of Seller's knowledge) all Requirements of Law.

     (H) Books and Records Complete. With respect to each Cardholder, the relevant Books and Records are true and complete in all material respects and all information relating to the credit, charges, fees, payment history, customer inquiries, regulatory correspondence and other relevant information which is known and available to Seller relating to such Cardholder's Accounts is contained in the relevant Books and Records.

     (I) No Consent. No consent of any Person and no license, permit or approval or authorization or exemption by notice or report, or registration, filing or declaration with any governmental authority having jurisdiction over Seller is required (other than those previously obtained and delivered to Purchaser) in connection with the execution or delivery by Seller, the validity or enforceability of this Agreement and the consummation of the series of transactions contemplated hereby, or the performance by the Seller of its duties and obligations hereunder.

     (J) Intellectual Property Rights. In connection with its conduct of the Business, Seller utilizes no trade names, trademarks, service marks, logos and other intellectual property rights other than the Card Marks and the rights of MasterCard. Other than the Card Marks that are owned by third parties, Seller is the sole and exclusive owner of all Card Marks and, to the best of Seller's knowledge, such Card Marks do not violate or infringe upon the intellectual or proprietary rights of any Person. With respect to those Card Marks not owned by Seller, Seller represents and warrants that it has full power and authority to use the same under a valid written license enforceable against Seller and that Seller is in full compliance with any such license.

     (K) Claims, Litigation and Audits. There are no administrative or court actions, suits or proceedings of any kind now pending, and, to the best of Seller's knowledge, no such actions, suits or proceedings are threatened against Seller, that if adversely decided would have a adverse effect on the value of the Assets or on Seller's ability to carry out the terms of this Agreement. To the best of Seller's knowledge, there are no outstanding judgments, orders, rules, regulations, official interpretations and guidelines of any arbitrator or governmental authority with jurisdiction over Seller which could adversely affect any of the Accounts. No audit, investigation, inspection or any other review or inquiry whatsoever of any governmental authority known to Seller to be concerning or involving the Accounts conducted during the two (2) calendar years immediately preceding the date of the Agreement has reported to Seller a violation by Seller of any Requirements of Law or any other issue or matter that would have an adverse affect on the Assets or that would impose any material liability on a subsequent owner of the Assets.

     (L) Tax Returns and Liabilities. Seller has properly and timely filed all federal, state, county, local and other tax information returns required by law to be filed on or prior to the Closing Date with respect to the Assets and its participation in the Accounts and has withheld, paid or accrued all amounts shown thereon to be due which are due prior to the Closing Date or accrue through such date.

     (M) Operation In Accordance With Law. To the best of Seller's knowledge, Seller is and on the Closing Date will be in compliance with all Requirements of Law relating to the conduct of the Business.

     (N) Absence of Change. Between May 22, 1997, (the "Site Visit Date") and the date hereof, Seller has not altered, modified or failed to comply with Seller's Policies and Procedures applicable to any of the Accounts, including, without limitation, origination, underwriting, charge-off, delinquency grading, reaging, and collection procedures.

     (O) Other Agreements. There are no agreements, contracts, or other business arrangements or understandings affecting any of the Accounts, and there are no products offered in connection with any of the Accounts, other than such products, agreements, contracts, or other business arrangements or understandings that Seller has expressly disclosed to Purchaser herein or otherwise disclosed to Purchaser in writing.

     (P) Undisclosed Liability. Seller has no material obligations, commitments or any other liabilities, absolute or contingent, known or unknown, relating to the Assets or the Accounts except as expressly disclosed herein or otherwise disclosed to Purchaser in writing.

     (Q) Disclosure. No statement or description contained in any document provided or delivered by Seller to Purchaser in connection with the series of transactions contemplated hereby, as of the date of such statement or description contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements and descriptions contained herein or therein not misleading.

     (R) Securitization Representations and Warranties. Following the Conversion Date, if requested by Purchaser, Seller shall provide Purchaser, at Purchaser's expense, with historical statistical information with respect to the Accounts, as set forth on Exhibit 3.1S, attached hereto, certified true and correct by a duly authorized executive officer of

Seller. Purchaser shall be entitled to receive, at Purchaser's expense, an opinion of a nationally-recognized certified public accounting firm respecting the accuracy of such information based upon such accounting firm's review of the Accounts pursuant to procedures agreed upon by Purchaser and such accounting firm. To the extent reasonable, Seller shall cooperate with such accounting firm in the performance of its review. No audit, accountant reports, opinions, and other comparable financial reporting and accounting materials prepared by or at the request of Seller concerning or involving Seller's participation in the Accounts have reported Seller's violation of any Requirements of Law or other issue or matter that would adversely affect the Assets or the Purchaser as a result of its ownership of the Accounts.

     (S) Effect of Law on Closing. There is no Requirement of Law applicable to Seller which would prevent Seller from selling the Assets to Purchaser as contemplated by this Agreement, and the Assets are being sold in compliance with all Requirements of Law.

     (T) Valid Transfer and Assignment. At Closing Seller will convey to Purchaser good and marketable title to the Assets, free and clear of any Lien of any Person claiming through or under the Seller or any of its affiliates.

     (U) Seller's Card Processor. At the appropriate time, Seller's Card Processor will be informed of all Seller's responsibilities and obligations that will require the assistance of Seller's Card Processor and: (i) are necessary for the Closing to occur; (ii) will arise during the Interim Servicing Period pursuant to the terms of the Interim Servicing Agreement; (iii) are necessary for the Conversion Date to occur in accordance with the Conversion Schedule discussed in the Interim Servicing Agreement; and (iv) will arise after the Conversion Date pursuant to the terms of this Agreement.

     (V) Assignment of Endorsement Agreements with the Entities Listed on Schedule A. All Endorsement Agreements with the entities listed on Schedule A are freely assignable to Purchaser, without restriction or need of any approval or consent from, or notice to, any third party or any party to such Endorsement Agreements that has not been previously obtained or given.

3.2  Purchaser's Representations and Warranties

Purchaser represents and warrants to Seller both on the date hereof and on Closing Date as follows:

     (A) Due Organization. Purchaser is a national banking association, duly organized, validly existing and in good standing.

     (B) Authorization and Binding Effect. Purchaser has full power and authority, corporate and otherwise, to enter into this Agreement. The execution, delivery and consummation of this Agreement and all obligations and agreements on the part of Purchaser entered into and to be entered into in connection herewith have been duly authorized by all necessary corporate action on its part and do not require any consent or approval of any person which has not been obtained. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms and conditions hereof.

     (C) No Breach of Other Agreements. None of the execution, delivery, or performance of this Agreement will constitute a violation of or be in conflict with, or constitute a default under (a) Purchaser's Articles of Association, By-Laws, and other organic documents of corporate self-governance (b) any agreement, instrument or other obligation to which Purchaser is a party or by which Purchaser or is assets are bound; or (c) any Requirement of Law or any governmental authority whatsoever.

     (D) No Consents. No consent of any Person, license, permit, or approval, or authorization, or exemption by notice, or report, or registration, filing, or declaration with, any governmental authority is required (other than those previously obtained and delivered to Seller) in connection with the execution or delivery by Purchaser, and the validity or enforceability of this Agreement and the assignment against Purchaser, the consummation of the series of transactions contemplated hereby, or the performance by the Purchaser of its duties and obligations hereunder.

     (E) Claims, Litigation and Audits. There are no administrative or court actions, suits, judgments, orders, rules, regulations, official interpretations or guidelines of any arbitrator or any governmental authority having jurisdiction over Purchaser, or proceedings of any kind now pending and, to the best of Purchaser's knowledge after diligent inquiry, no such actions suits or proceedings are threatened against Purchaser, that if adversely decided would have a material adverse effect on Purchaser's ability to carry out the terms of this Agreement.

     (F) Financial Capability. At and as of the Closing Date and the Payment Dates, Purchaser shall have the financial capability to meet its obligations hereunder.

IV.  ARTICLE IV.  Certain Transitional Matters

4.1 Benefits Agreements. At all times through the Conversion Date or such earlier date the Seller and Purchaser may agree upon, Seller shall continue to provide or otherwise make available all of the benefits, enhancements and other products and services provided to Cardholders as of the Closing Date on the same terms and in the same manner as applied to the delivery of such products and services on the Closing Date, all as previously disclosed to Purchaser. Seller has received no notice of the termination or amendment of any products and services provided under the Benefits Agreements and, otherwise as contemplated herein, knows of no plans for such termination or amendment which may take effect on or before the Conversion Date. As of the Conversion Date, Seller will either terminate the Benefits Agreements or exclude all Accounts from the Benefits Agreements, so that on the Conversion Date the Accounts are not subject to any Benefits Agreements.

4.2 Changes in Terms. Seller shall assist Purchaser in the timely mailing of such change in terms notice(s) as is required by Purchaser. Purchaser shall bear the cost of producing and mailing these notices. These notices will inform the Cardholders of the changes Purchaser will make to their Card Agreement effective as of the Conversion Date and will be accompanied by letters prepared by Purchaser and approved by Seller notifying each Cardholder of the sale of the Accounts, changes in Benefits Agreements and any new benefits in a manner which serves to preserve and promote the goodwill and business reputation of both Seller and Purchaser. Seller agrees to provide Purchaser with a tape of all of Seller's credit card accounts for Purchaser to use in preparing and mailing each change in terms notice ("Change in Terms Tape"). The format and contents of the Change in Terms Tape will be the same as described in Schedule I to the Interim Servicing Agreement's Exhibit A. The Change in Terms Tape will be provided to Purchaser no later June 30, 1997. Each Change in Terms Tape shall be current as of the Seller's last file maintenance and contain all of the Accounts. In the event that an Account is not contained on a Change in Terms Tape, Seller agrees to repurchase such Account from Purchaser pursuant to Section 2.5 above.

4.3 Seller's Card Processor. If Seller does not cancel its processing agreement with Seller's Card Processor upon the conversion of the Accounts to Purchaser's processor, and if at some future time during the remaining term of Oak Brook Bank's agreement with Seller's Card Processor, Purchaser uses Seller's Card Processor as a credit card processor for a portion of its portfolio on a permanent basis, then Purchaser will make an effort to assist Seller in limiting its expenses in its Seller's Card Processor agreement. If Purchaser assists Seller in being released from its remaining monetary obligations under its Seller's Card Processor agreement, Seller agrees to promptly pay Purchaser twenty percent (20%) of any savings realized as a result of such release.

4.4 Certificate of Deposit. Promptly after the Closing Date, Purchaser agrees to offer Seller the opportunity to purchase a $10,000,000 certificate of deposit, with a 2 year fixed term and 6.9% fixed rate, penalty for early withdrawal at market rates ("CD"). Seller must accept said offer within twenty
(20) days after the Closing Date. To accept said offer Seller must obtain the CD. If Seller fails to obtain the CD with said twenty (20) days, the offer shall expire.

4.5 Amalgamated. Purchaser acknowledges and agrees that the terms of this Agreement shall not in any way be construed to apply to, bind or otherwise affect Amalgamated Bank of Chicago ("Amalgamated") or Amalgamated's officers, directors, or staff. Purchaser acknowledges that there are certain individuals who are officers and/or directors of both Seller and Amalgamated.

ARTICLE V.  Covenants

5.1 Negative Covenants of Seller. With respect to the Business, Seller covenants and agrees that between the date hereof and the Closing Date, Seller shall not engage in any transaction or incur any obligation or liability except in the ordinary course of its business as presently conducted; and shall use its best efforts to preserve its business organization to keep such Business intact, to keep available a work force of a quality and quantity capable of rendering services comparable to the services of its present employees and to preserve the goodwill of its suppliers, customers and others having business relations with

Seller relating to said programs. Without limiting the generality of the foregoing, Seller, with regard to its Business, shall not, without the prior written consent of Purchaser, do any of the following (provided, however, both parties agree that the following restrictions apply only to the Business and not to any of Seller's other banking business):

     (A) amend, terminate or otherwise modify any of its contracts or commitments in a manner that would materially and adversely affect the Accounts;

     (B) re-age any of the Accounts and/or Receivables;

     (C) Seller shall not, at any time within the Restricted Period, solicit or assist any other person (other than the assistance provided to Purchaser in accordance with the terms of this Agreement), to solicit any Business from any Account; or request or advise any customer of Seller to withdraw, curtail or cancel its credit card relationship with Purchaser, or commit any other act which might injure or compete with the Business of Purchaser as it pertains to the Accounts;


     (D) sell, assign, lease or otherwise transfer or dispose of any of the Assets;

     (E) communicate with any Cardholder or other users or participants in its Card programs, except in the ordinary course of business in accordance with past practice and custom and in a manner which does not identify Purchaser or any of Purchaser's affiliates unless responding to individual inquiries from Cardholders in a manner consistent with Purchaser's instructions and materials; and

     (F) as of the Closing Date or thereafter, solicit Cardholders for credit life insurance, provided that solicitations in response to take-one applications previously distributed shall be permitted (it being the understanding that Seller will remove all take-one applications from its branches on or immediately after the Closing Date) and the credit life insurance benefit will continue, in accordance with the terms of the Interim Servicing Agreement, for a period of time after the Closing Date.

5.2  Affirmative Covenants of Seller.

     (A) Seller shall give Purchaser and its representatives full access during normal business hours, upon reasonable advance notice, to all of the Assets including without limitation; accounting, financial, statistical, and corporate records relating to its Card programs; and for purposes of examining the same in connection with the series of transactions contemplated hereby.

     (B) Purchaser and Seller shall meet and work together regarding the management of the Assets prior to Closing to effect a smooth transition. In the event of a significant attrition of Seller's employees which affects the management of Assets, the parties shall confer and consult in order to institute the steps necessary to ensure no interruption of the quality and quantity of services rendered to the Cardholders through the Conversion Date in accordance with past custom and practice. Seller shall employ underwriting and collection criteria which are no less stringent than those employed by Seller in the ordinary course of its Business as currently conducted and as set forth in Seller's Policies and Procedures and in a manner which complies with all Requirements of Law.

     (C) Seller agrees to provide reasonable assistance to Purchaser which shall include, without limitation, obtaining draft retrievals pursuant to Section 2.4 hereof, including the full original 23 digit reference number for a particular transaction, the production of documents, and the interpretation of any relevant collection comments, all within seven (7) business days of Purchaser's reasonable request, to resolve any dispute or claim of any Cardholder relating to all pre-Closing transactions, or Seller shall be responsible for transaction losses Purchaser incurs as a result of Seller's failure to timely comply with the above.

     (D) Purchaser will not be acquiring all of Seller's MasterCard InterBank Card Account ("ICA") number(s). Therefore, for those ICA numbers it is not acquiring and until Purchaser possesses the ones it will acquire; Seller agrees that it shall from time to time following the Conversion Date, as reasonably requested by Purchaser, at its own expense, take all such steps and perform such acts as are necessary to confirm to Purchaser the smooth and orderly post-Conversion Date ownership and operation of the Accounts. Seller agrees to provide post-Conversion Date Account transactions on a daily basis to Purchaser by electronic communication, in a format mutually agreed upon by the parties, which shall include the full 23 digit reference number for a particular transaction. All such post-Conversion Date transactions shall be settled via ACH. Seller shall, upon request of Purchaser, take all steps necessary to report immediately any invalid Account(s) through the periodic warning bulletin system maintained by MasterCard the ICA. Seller shall additionally promptly notify Purchaser of and process any chargeback or any other transactions or information whatsoever involving the Accounts it receives by virtue of its continued post-Conversion Date ownership of the ICA. Notwithstanding the above, Seller agrees that it shall not process any trailing transaction on any Account sixty (60) days after the Conversion Date and acknowledges and agrees that Purchaser will not accept or settle on any trailing transaction that occurs sixty (60) days after the Conversion Date unless otherwise agreed to by Purchaser on a case by case basis. A trailing transaction is defined as, but is not limited to, the following types of transactions: (i) all cardholder retail activity, (i.e., sales, refunds and cash advances); (ii) any automatic debit on an Account; (iii) any transaction on an Account below the floor limit established by MasterCard.

     (E) Seller shall supply Purchaser with Seller's routing and transit number and direct deposit number thirty (30) days prior to the Conversion Date. Seller agrees to cooperate with Purchaser in testing the trailing transaction processes as outlined in this Section 5.2 to ensure that the processes will work to the Purchaser's reasonable satisfaction. Seller and Purchaser also agree that a testing transaction report will be supplied to the Seller, detailing the number of trailing transactions, the type of transaction, and the dollar value of each automated clearing house settlement. The settlement of returned payment checks, access checks and chargebacks will be handled on a case by case basis and will be settled via wire transfer.

     (F) Through the Conversion Date and for a period of ninety (90) days following the Conversion Date, Seller hereby authorizes Purchaser after the Closing to use the Card Marks (excluding the mark "Plastic Cash"): (i)to identify Purchaser as Seller's successor in interest to the

Accounts; (ii)on Cards; (iii)on periodic statements, Card Agreements and other communications to Cardholders with respect to the Accounts for which Cards bear Seller's name; and (iv)for identification purposes in any collection efforts related to an Account for the period in which the related Cards bear Seller's name. During the period of use authorized herein, Purchaser shall use the Card Marks (other than the mark "Plastic Cash") solely: (i) in the forms and formats and on forms currently used by the Seller for Cards, periodic statements, Card Agreements and communications, or (ii) in the forms and formats on such forms as Seller shall approve in writing prior to any such use, which approval shall not be unreasonably withheld or delayed. Seller shall be provided with such materials and be given three (3) business days to review and consent to the use of such materials prior to the use thereof. It is expressly agreed that other than the limited license granted above, Purchaser is not purchasing or acquiring any right, title or interest in the name of Seller or any trade names, trademarks, logos or service marks of Seller. Purchaser shall make no use of any of the Card Marks which will materially damage or diminish Seller's goodwill. Throughout the term of the license granted hereby, Seller represents and warrants that the Card Marks do not and will not violate or otherwise infringe upon the intellectual, proprietary or any other rights of any Person.

     (G) Prior to the Conversion Date, Seller shall box and deliver (via a transport company and method acceptable to Purchaser) all of the Files to Purchaser, at Purchaser's risk of loss. The cost of shipping the Files to Purchaser shall be paid for by Purchaser. All Files for Business Accounts that are Accounts shall be delivered to Purchaser ten (10) days prior to the Conversion Date. The parties agree that Purchaser will provide Seller with copies of documents within the Files upon reasonable notice so long as Purchaser has them in its possession or under its control. Purchaser also agrees to keep the Files in good order.

     (H) As of the Conversion Date, Seller agrees that: (i) no Account will have a credit balance that a Cardholder has requested in writing to be refunded prior to the Conversion Date; (ii) no Account will have a credit balance, that has not been requested in writing to be refunded, that has been in existence for more than ninety (90) days; (iii) no Account will have a billing dispute or any other dispute that has been in existence for more than fifty (50) days; (iv) no Account will have a representment that has been in existence more than thirty
(30) days.

     (I) Seller agrees to flag each Business Account, employee credit card account, and each credit card account that falls into each one of the subsections in the definition of "Account" (all collectively referred to as "Flagged Accounts") so that, on each tape provided by Seller or Seller's Card Processor, each such type of Account is readily identifiable on Purchaser's Card Processor's system. If Seller fails to identify any Flagged Accounts in such manner than, other than the employee credit card accounts that are Accounts, Seller shall be responsible for any out-of-pocket expenses incurred by Purchaser in resolving said failure during and after the conversion process. With respect to any employee credit card accounts that are not properly flagged, Purchaser will convert those accounts to Purchaser's standard credit card terms for the Accounts.

     (J) Any and all royalty payments required under the Endorsement Agreements with the entities listed on Schedule A shall be prorated between the parties for Seller's account through the Cut-off Time and for Purchaser's account after the Cut-off Time. The terms and conditions regarding the assumption and assignment of the Endorsement Agreements with the entities listed on Schedule A shall be set forth in the Assumption and Assignment Agreements referred to in Section 7.1(F).

5.3  Mutual Covenants.

     (A) Subject to the terms and conditions herein provided, each party shall cooperate fully with the other and shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or appropriate hereunder and under any Requirements of Law to consummate the series of transactions contemplated by this Agreement including without limitation Purchaser's preparation, printing and mailing, on a timely basis, of the Changes in Terms pursuant to Section 4.2. Each party further agrees to use its best efforts to obtain consents of all third parties and governmental agencies necessary for the consummation of the series of transactions contemplated by this Agreement.

     (B) Between the date hereof and the Closing, each party shall promptly advise the other in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue or misleading.

ARTICLE VI.  Closing

6.1 Closing. The Closing shall take place on the Closing Date at the offices of Purchaser in Newark, Delaware or such other place and date as the parties hereto may mutually agree. The parties will endeavor to consummate the Closing in Newark, Delaware in a remote fashion through the use of facsimile transmission and overnight couriers. If the Closing has not occurred on or before June 30, 1997, then either party has the option to terminate this Agreement, without penalty, and without any further obligation or liability to the other party effective upon giving written notice of such termination to such other party except for any obligation under the Confidentiality Agreement or contained herein that specifically survives any termination hereof. The option to terminate the Agreement described above must be exercised within twenty four
(24) hours after 5:00 p.m., local Chicago time, June 30, 1997, or the option to terminate for such failure to close shall be void and of no further force or effect. In the event that neither party has the option to terminate this Agreement in accordance with the above described option or the option is not exercised or not timely exercised, the parties shall mutually agree upon a later Closing Date. Notwithstanding the above, if all of the conditions precedent to a party's obligations hereunder set forth in Sections 6.2 or 6.3 hereof (whichever the case may be) have been fulfilled on or prior to the Closing Date, that party shall have no right to terminate this Agreement.

6.2 Closing: Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     (A) The representations and warranties made by Seller herein shall be true and correct as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date (except to the extent that such representations or warranties apply to only an earlier date);

     (B) All the necessary consents, regulatory and other approvals, licenses and other authorizations shall have been obtained (or the relevant waiting period shall have expired) permitting the post-Closing ownership and operation by Purchaser of the Accounts and Business on terms substantially comparable to those existing at the present;

     (C) As of the Closing Date, there shall not have been any material adverse change in the Assets since the Site Visit Date other than material adverse changes resulting primarily by reasons of change in the Requirements of Law, (or interpretations thereof) or changes in economic and market conditions affecting the banking and credit business generally;

     (D) All of the deliveries which Seller is obligated to make or cause to be made under Article VII of this Agreement shall have been made;

     (E) No claim, action, suit, proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby;

     (F) The termination of any agreements or relationships, other than the Endorsement Agreements with the entities listed on Schedule A;

     (G) Other than the Endorsement Agreements with the entities listed on Schedule A, Seller shall have terminated, in writing, all Endorsement Agreements;

     (H) Seller shall have, in writing, terminated all Benefits Agreements;

     (I) All pre-Closing covenants, obligations and other matters to be performed on the part of Seller shall have been fulfilled or waived by Purchaser in writing; and

     (J) Seller shall have executed and delivered to Purchaser an Agent Bank Agreement and Interim Servicing Agreement, each of which is acceptable to Purchaser.

6.3 Closing: Conditions Precedent to Seller's Obligations. The obligation of Seller to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     (A) The representations and warranties made by Purchaser herein shall be true and correct as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date;

     (B) All of the deliveries which Purchaser is obligated to make or cause to be made under Article VII hereof shall have been made;

     (C) No claim, action, suit, proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby;

     (D) All pre-Closing covenants, obligations and other matters to be performed on the part of Purchaser shall have been fulfilled or waived by Seller in writing; and

     (E) Seller shall have executed and delivered to Purchaser an Agent Bank Agreement and Interim Servicing Agreement, each of which is acceptable to Seller.

ARTICLE VII.  Deliveries At Closing

7.1 Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

     (A) A Bill of Sale to convey to Purchaser all of Seller's rights, title and interest in and good and marketable title to the Assets, free and clear of any and all Liens in the form attached hereto as Exhibit 7.1A;

     (B) INTENTIONALLY OMITTED;

     (C) A certificate as to authority of Seller, the form of which is attached hereto as Exhibit 7.1C;

     (D) A certificate, dated the Closing Date, signed by the President or an executive officer of Seller, certifying that the conditions specified in Section
6.2 have been fulfilled, attached hereto as Exhibit 7.1D;

     (E) A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Seller, certifying the incumbency of the officers or other representatives of Seller signing this Agreement on behalf of Seller and the related documents and instruments to be delivered in connection herewith attached hereto as Exhibit 7.1E;

     (F) An executed assignment and assumption agreement, the generic form of which is attached hereto as Exhibit 7.1F, mutually agreed to by the parties, wherein under certain terms Seller assigns and Purchaser assumes the Endorsement Agreements with the entities listed on Schedule A; and

     (G) Such additional instruments, documents or certificates as may be reasonably requested by Purchaser and necessary for the consummation of the Closing and the series of transactions contemplated hereby.

7.2 Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

     (A) the Preliminary Purchase Price as provided in Section 2.3;

     (B) A certificate, dated the Closing Date, signed by a President or a Senior Vice President of Purchaser, certifying that the conditions specified in
Section 6.3 have been fulfilled, the form of which is attached hereto as Exhibit 7.2B;

     (C) A recent certificate as to authority of Purchaser, the form of which is attached hereto as Exhibit 7.2C;

     (D) A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Purchaser, certifying the incumbency of the officers or other representatives of Purchaser signing this Agreement on behalf of Purchaser and the related documents and instruments to be delivered in connection herewith, the form of which is attached hereto as Exhibit 7.2D; and

     (E) Such additional instruments, documents or certificates as may be reasonably requested by Seller and necessary for the consummation of the Closing and the series of transactions contemplated hereby.

ARTICLE VIII.  Risk of Loss

Other than as set forth in the Interim Servicing Agreement and herein, the risk of loss, damage or destruction from any cause to the Books and Records and Files shall be borne by Seller at all times between the date hereof and the date on which the Books and Records are delivered to Purchaser. The risk of loss, damage or destruction from any cause to any other Assets shall be borne by Seller at all times between the date hereof and the Closing Date.

ARTICLE IX.  Indemnification

9.1 Seller's Indemnification of Purchaser. Seller agrees to indemnify, defend and hold Purchaser harmless of and from any claim, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) or any other liability of every nature, kind and description whatsoever including, without limitation, acts or liabilities to third parties incurred or suffered by Purchaser, by reason of or resulting from or arising out of:

     (A) The operation of the Business by the Seller prior to the Cut-off Time (whether known or unknown, contingent or matured). Seller's indemnification shall include, without limitation, indemnification for violations of Requirements of Law by Seller prior to the Cut-off Time; or

     (B) Any material misrepresentation or material breach of any of Seller's representations, warranties or covenant contained herein or in any document or instrument delivered by Seller hereunder; or

     (C) The termination of any agreements or relationships concerning the Assets or the Business (including, but not limited to, any Benefits Agreement and any Endorsement Agreement not assigned to Purchaser pursuant to the Assignment and Assumption Agreement referred to in Section 7.1(F)).

9.2 Purchaser's Indemnification of Seller. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any claim, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) or any other liability of every nature, kind and description whatsoever including, without limitation, acts or liabilities to third parties incurred or suffered by Seller, by reason of or resulting from or arising out of:

       (A) The operation of the Business by the Purchaser subsequent to the Cut-off Time, including the continued operation of the particular aspects of the Business under, or termination of, any Endorsement Agreements; or

       (B) Any material misrepresentation or material breach of any representation, warranty or covenant of Purchaser contained herein or in any document or instrument delivered by Purchaser hereunder.

9.3 Limitation on Claims. (i) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Purchaser under Section 9.1 until Purchaser has incurred fifty thousand dollars ($50,000.00) of liability for items that would have required Seller to indemnify Purchaser pursuant to the terms of Section 9.1 ("Purchaser Indemnification Floor"). Once the Purchaser Indemnification Floor has been reached, Seller shall be liable to Purchaser for any subsequent amounts that require Seller's indemnification of Purchaser.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to indemnify Seller under Section 9.2 until Seller has incurred fifty thousand dollars ($50,000.00) of liability for items that would have required Purchaser to indemnify Seller pursuant to the terms of
Section 9.2 ("Seller Indemnification Floor"). Once the Seller Indemnification Floor has been reached, Purchaser shall be liable to Seller for any subsequent amounts that require Purchaser's indemnification of Seller.

9.4 Manner of Handling Claims. If either party obtains knowledge of: (a) facts that would give rise to a right of indemnification for that party; or (b) commencement of an action that may require indemnification, the indemnified party shall give written notice to the other party as promptly as practicable after its receipt of that knowledge. Following receipt of such notice, the indemnifying party shall be entitled to participate in the defense of such claim, and upon notice delivered promptly to the indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. Within a reasonable period following the assumption of such defense by the indemnifying party, the indemnified party shall be permitted to participate in the defense of such claim and may retain additional counsel of its choice at its own expense. If however, (i) the indemnified party reasonably concludes there is a conflict of interest between the indemnifying party and the indemnified party with respect to the matter, or (ii) the defendants in an action include both parties and the indemnified party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled to separate counsel, reasonably acceptable to the indemnified party, which shall be paid for by the indemnifying party. An indemnifying party shall not be liable for any claim or action settled without its consent; provided such consent shall not be unreasonably withheld or delayed.

9.5 Subrogation. The indemnifying party shall be subrogated to any claims or rights of the indemnified party as against any other persons with respect to any amounts paid by the indemnifying party under this Section. The indemnified party shall cooperate with the indemnifying party, at the indemnifying party's expense, in the indemnifying party's assertion of any such claim.

9.6 Mitigation of Losses. Each of Seller and Purchaser shall use reasonable efforts to minimize (and Purchaser shall cause any assignee or transferee of its rights or obligations hereunder to use reasonable efforts to minimize) any losses for which any other party hereto may be liable pursuant to this Agreement.

9.7 Survival. The rights of indemnification pursuant to Section 9 hereof shall expire eighteen (18) months after the Conversion Date.

ARTICLE X.

10.1 Confidentiality. From and after the execution of this Agreement, the parties hereto shall keep confidential and shall cause their respective officers, directors, employees and agents to keep confidential any and all information concerning the series of transactions contemplated herein, the terms of this Agreement, the Interim Servicing Agreement and any other agreement or document executed in connection herewith and any and all information obtained from the other party concerning the assets, properties and business of the other party, and shall not use such information for any purpose other than those contemplated by this Agreement; provided, however, that neither party shall be subject to the obligations set forth in the preceding sentence with respect to any such information which either: (a) was lawfully in the receiving party's possession due to reasons other than the transactions contemplated herein or in the public domain at the time of the disclosing party's disclosure, or subsequently enters the public domain through no act or failure to act on the part of the receiving party; (b) is lawfully obtained by the receiving party from a third party; or (c) is required to be disclosed or otherwise made available by law or regulatory authority. Public announcements regarding the series of transactions contemplated herein shall be made only with the prior written consent of the parties hereto, which consent shall not be unreasonably withheld. This section shall survive either the Closing and/or any termination of this Agreement.

10.2 "No-Shop" Provisions. Seller agrees that until the earlier of the termination of this Agreement or the Closing, Seller shall neither, directly or indirectly, through brokers, agents or otherwise, sell, transfer or otherwise encumber or offer to sell, transfer or otherwise encumber, or solicit, discuss, accept or take any other action with respect to an offer from any other potential purchaser to acquire any of the Assets, whether by asset purchase or otherwise; provided, however, that this Section 10.2 shall not prohibit Seller or its Board of Directors from taking any action, necessary to fulfill its fiduciary duties to stockholders, with respect to unsolicited offers to acquire the assets of, or merge into, the Seller.

10.3 Expenses. Each party shall bear any and all levies, or other charges of any nature, kind or description imposed by any governmental authority on such party in connection with the series of transactions contemplated hereby. In addition, Purchaser shall bear any and all expenses, including, without limitation, legal fees and expenses, and filing fees with respect to the Hart Scott

Rodino filing and approval of the Federal Trade Commission and the Department of Justice. Unless otherwise set forth herein, any other costs, expenses, or charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby shall be consummated.

10.4 Notices. Except as otherwise expressly set forth herein, any notice, payment, demand or any other communication required or permitted to be given hereunder shall be in writing and delivered via overnight courier, telecopier, telegraphed or delivered by hand to the applicable party or parties at the address indicated below:

If to Seller:                    If to Purchaser:

Oak Brook Bank                         MBNA America Bank, N.A.
1400 16th Street                       400 Christiana Road
Oak Brook, Illinois 60521              Newark, Delaware  19713
Attn: William E. Navolio               Attn:  Susan D. Morrison
General Counsel and Secretary          Senior Executive Vice President
Telecopier:(630)571-0256               Telecopier:(302)457-1054

With copies to:                        Andrew S. Civiletti
Vedder, Price, Kaufman & Kammholz      Vice President and Counsel
222 North LaSalle, Suite 2600          [same address as above]
Chicago, Illinois 60601-1003
Attn: Thomas P. Desmond
Telecopier:(312)609-5005

or, as to each party at such other address as may be designated from time to time by such party or parties by like notice to the other parties, complying with this Section. All such notices, payments, demands or other communications shall be deemed validly given and legally effective when received.

10.5 Severability. If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect, such invalidity shall not affect the validity of any other term or condition hereof. If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to a minimum extent so as to be enforceable under then applicable law. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

10.6 Specific Performance. The parties hereto hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result in the event that this Agreement is not specifically enforced. Therefore, in addition to, and not in limitation of, any other remedy available to Purchaser or Seller, the respective rights and obligations of an aggrieved party hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

10.7 Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with regard to the specific subject matter hereof and supersede all prior written and/or oral understandings between the parties. This Agreement may not be amended except pursuant to a writing signed by both parties.

10.8 Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

10.9 Binding Effect. Neither party shall assign this Agreement without the written consent of the other and any attempted assignment without said consent shall be null, void and without any effect whatsoever; provided however, that Purchaser may assign any or all of its rights hereunder to any affiliate or subsidiary of MBNA Corporation, a Maryland corporation.

10.10 Exhibits and Schedules. The Exhibits attached hereto and each certificate, schedule, list, summary or other document provided or delivered pursuant to this Agreement or in connection with the transactions contemplated hereby are incorporated herein by this reference and made a part hereof.

10.11 Construction. The parties acknowledge that this Agreement has been executed and delivered wholly within the State of Delaware and shall be governed, enforced, performed and construed in accordance with the laws of the State of Delaware (excepting only those conflicts of laws provisions which would serve to defeat the operation of Delaware substantive law). No presumption or any other means of construction shall exist against the party drafting this Agreement.

10.12 Jurisdiction. The parties agree that neither party shall commence any litigation against the other party hereto arising out of this Agreement or the termination thereof except in the Circuit Court of DuPage County, Illinois or the Federal District Court of the Northern District of Illinois. Each party consents to jurisdiction over it by, and venue, in such courts.

10.13 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto; nothing in this Agreement shall be construed to grant to any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.14 Further Assurances. The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

10.15 Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means.

10.16 Headings. The headings contained herein are included solely for case of reference and in no way shall limit, expand or otherwise affect either the substance or construction of the terms and conditions of this Agreement or the intent of the parties hereto.

10.17 Brokers. Seller has not had or is not having any dealings with, or has not received any services from any finder, broker, agent or other similar party, who is or will be entitled to a commission, fee or other payment of any nature in connection with this Agreement or any transactions contemplated hereby. Purchaser has not had or is not having any dealings with, or has not received any services from any finder, broker, agent or other similar party, who is or will be entitled to a commission, fee or other payment of any nature in connection with this Agreement or any transactions contemplated hereby, except for Kessler Financial Services, L.P. ("Kessler"). Purchaser will be responsible for compensating Kessler for its services and will indemnify and hold Seller harmless from any loss or liability it incurs as a result of Purchaser's engagement of Kessler.

10.18 Survival. Unless expressly set forth herein and except for purposes of the indemnification agreements in Section 9, the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing Date. The agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive in accordance with their respective terms.

  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.



SELLER:                                 PURCHASER:
OAK BROOK BANK                          MBNA AMERICA BANK, N.A.


By:    /S/ROSEMARIE BOUMAN              By:    /S/SUSAN D. MORRISON
       ----------------------------            -------------------------------
Name:  Rosemarie Bouman                 Name:  Susan D. Morrison
Title: Executive Vice President and     Title: Senior Executive Vice President
       Chief Financial Officer

                      Asset Purchase  Agreement  Exhibits
                      ----- --------  ---------  --------


Exhibits
--------

Exhibit 1         Interim Servicing Agreement
Exhibit 1A        Seller's Stages of Delinquency
Exhibit 2.1       List of Accounts
Exhibit 2.3B      Preliminary Closing Statement
Exhibit 2.3C      Closing Statement
Exhibit 3.1C-1    Seller's Policies and Procedures
Exhibit 3.1E      Card Applications and Agreements
Exhibit 3.1F      Benefits Agreements
Exhibit 3.1S      Securitization Statistical Information
Exhibit 6.2F      Endorsement Agreements with the Entities listed on Schedule A
Exhibit 7.1A      Bill of Sale
Exhibit 7.1C      Authority Certificate of Seller
Exhibit 7.1D      Officer's Certificate of Seller
Exhibit 7.1E      Incumbency Certificate of Seller
Exhibit 7.1F      Form of Assignment and Assumption Agreement
Exhibit 7.2B      Officer's Certificate of Purchaser
Exhibit 7.2C      Authority Certificate of Purchaser
Exhibit 7.2D      Incumbency Certificate of Purchaser
Schedule A        List of Affinity Groups
Schedule B        List of ICA Numbers to be Acquired